                      SECURITIES AND EXCHANGE COMMISSION



                            Washington, D.C.  20549



                                  FORM 8-K/A-1



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): December 29, 1995



                              INTERCO INCORPORATED
                              --------------------
               (Exact name of Registrant as specified in charter)



                                      I-91                      43-0337683
Delaware                          -----------                 -------------
--------------------------        (Commission                 (IRS Employer
(State of Incorporation)          File Number             Identification Number)



                101 South Hanley Road, St. Louis, Missouri 63105
                ------------------------------------------------
                    (Address of principal executive offices)



                                 (314) 863-1100
                                 --------------
                        (Registrant's telephone number)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     The following financial statements, pro forma financial information and exhibits are filed as parts of this report.

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

CONSOLIDATED FINANCIAL STATEMENTS OF THOMASVILLE FURNITURE INDUSTRIES INC. AND
SUBSIDIARIES:

Independent Auditors' Report.............................................................................   4

Consolidated Statements of Operations for the years ended December 31, 1994, 1993 and 1992...............   5

Consolidated Balance Sheets as of December 31, 1994 and 1993.............................................   6

Consolidated Statements of Shareholder's Equity for the years ended
December 31, 1994, 1993 and 1992.........................................................................   7

Consolidated Statements of Cash Flows for the years ended
December 31, 1994, 1993 and 1992.........................................................................   8

Notes to Consolidated Financial Statements...............................................................   9

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THOMASVILLE FURNITURE INDUSTRIES INC. AND SUBSIDIARIES:

Consolidated Statements of Operations for the nine months ended September 30, 1995 and 1994 (Unaudited)..  29

Consolidated Balance Sheets as of September 30, 1995 and December 31, 1994 (Unaudited)...................  30

Consolidated Statements of Cash Flows for the nine months ended September 30, 1995 and 1994 (Unaudited)..  31

Notes to Consolidated Financial Statements (Unaudited)...................................................  32


(b)  PRO FORMA FINANCIAL INFORMATION.

Unaudited Pro Forma Consolidated Balance Sheet at September 30, 1995....................................  35

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 1995...  37

Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 1994..  38

(c)  EXHIBITS.

     2 Stock Purchase Agreement by and among Armstrong World Industries, Inc., Armstrong Enterprises, Inc. and the Company, dated as of November 18, 1995.*

     23     Independent Auditors' Consent

     99(a) Credit Agreement among the Company, Broyhill Furniture Industries, Inc., The Lane Company, Incorporated, Thomasville Furniture Industries Inc., Various Banks, Credit Lyonnais New York Branch, as Documentation Agent, Nationsbank, N.A., as Syndication Agent, and Bankers Trust Company, as Administration Agent, dated as of November 17, 1994 and amended and restated as of December 29, 1995.*

     99(b) Receivables Purchase Agreement, dated as of November 15, 1994, as amended and restated as of December 29, 1995, among Interco Receivables Corp., as the Seller, and Atlantic Asset Securitization Corp., as an Investor, and Credit Lyonnais New York Branch, as the Agent.*

__________
*Previously filed

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Thomasville Furniture Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Thomasville Furniture Industries, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thomasville Furniture Industries, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 2 and 13, effective January 1, 1992, the Company changed its method of accounting to adopt the provisions of the Statement of Financial Accounting Standards (SFAS) 106, Employers' Accounting for Postretirement Benefits Other than Pensions, and SFAS 112, Employers' Accounting for Postemployment Benefits. As discussed in notes 2 and 11, effective January 1, 1992, the Company changed its method of accounting to adopt the provisions of SFAS 109, Accounting for Income Taxes.


                                                  KPMG Peat Marwick LLP
Greensboro, North Carolina
January 20, 1995, except as to
note 1, which is as of
April 7, 1995

                     THOMASVILLE FURNITURE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1994, 1993 and 1992
                     (In thousands, except per share data)

                                                           1994       1993      1992
                                                        ----------  --------  --------
Net sales                                                $526,643   449,583   437,915
Cost of goods sold                                        420,931   371,834   368,603
                                                         --------   -------   -------

  Gross profit                                            105,712    77,749    69,312

Selling, general and administrative expenses               66,862    57,118    56,805
Restructuring charges                                       1,000       582     4,768
                                                         --------   -------   -------

  Income from operations                                   37,850    20,049     7,739

Other income (expenses):
  Interest expense                                        (11,389)  (10,250)  (11,955)
  Interest income                                             543       608       100
  Other income, net of expenses                               626     4,834       698
                                                         --------   -------   -------

                                                          (10,220)   (4,808)  (11,157)
                                                         --------   -------   -------
  Income (loss) before income taxes and
   cumulative effects of changes in
   accounting principles                                   27,630    15,241    (3,418)

Income taxes                                               11,011     6,493       (29)
                                                         --------   -------   -------

  Income (loss) before cumulative effects
   of changes in accounting principles                     16,619     8,748    (3,389)

Cumulative effects of changes in accounting
 principles:
  Postretirement benefits, net of income tax benefit
   of $7,459                                                    -         -   (14,479)
  Postemployment benefits, net of income tax benefit
   of $622                                                      -         -    (1,208)
                                                         --------   -------   -------

    Net income (loss)                                    $ 16,619     8,748   (19,076)
                                                         ========   =======   =======

Earnings per share:
  Income (loss) per share before
   cumulative effects of changes in
   accounting principles                                    $2.22      1.17      (.45)

  Cumulative effects of changes in
   accounting principles                                        -         -     (2.09)
                                                         --------   -------   -------

Net income (loss) per share                                 $2.22      1.17     (2.54)
                                                         ========   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     THOMASVILLE FURNITURE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1994 and 1993
                                 (In thousands)

                                     ASSETS

                                                                1994      1993
                                                              --------  -------
Current assets:
  Cash                                                        $    160      700
  Trade notes and accounts receivable, less allowance
   for doubtful accounts, returns and allowances,
   and discounts of $11,870 in 1994 and $8,906 in 1993          71,000   57,290
  Inventories                                                   64,774   67,199
  Deferred taxes                                                 8,189    6,633
  Prepaid expenses                                                 452      227
                                                              --------  -------

    Total current assets                                       144,575  132,049
                                                              --------  -------

Property, plant and equipment, net                             103,534  101,462
Deferred taxes                                                   2,636    1,753
Intangible and other assets, net                                 5,282    5,078
                                                              --------  -------

                                                              $256,027  240,342
                                                              ========  =======


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Notes payable to banks                                      $      -       43
  Trade accounts payable                                        33,517   18,626
  Income taxes payable                                           4,444    3,793
  Accrued expenses and other current liabilities                22,014   19,613
                                                              --------  -------

    Total current liabilities                                   59,975   42,075

Notes payable to Armstrong, net                                135,699  156,474
Long-term debt                                                   8,000    8,000
Other liabilities                                               33,651   31,710
                                                              --------  -------

    Total liabilities                                          237,325  238,259
                                                              --------  -------

Shareholder's equity:
  Common stock: $1 par value.  Authorized
   14 million shares, 7.5 million shares issued
   and outstanding                                              7,500    7,500
  Contributed capital                                           4,376    4,376
  Retained earnings (deficit)                                   6,826   (9,793)
                                                             --------  -------
    Total shareholder's equity                                 18,702    2,083

Commitments and contingencies
                                                              $256,027  240,342
                                                              ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     THOMASVILLE FURNITURE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
              For the Years Ended December 31, 1994, 1993 and 1992
                                 (In thousands)


                                        Contributed  Retained    Total
                                          Common     Capital   Earnings   Stockholder's
                                           Stock      by AWI   (Deficit)      Equity
                                        -----------  --------  ---------  --------------

       Balances at December 31, 1991         $7,500     4,376       535          12,411

       Net loss                                   -         -   (19,076)        (19,076)
                                             ------  --------   -------         -------

       Balances at December 31, 1992          7,500     4,376   (18,541)         (6,665)

       Net income                                 -         -     8,748           8,748
                                             ------  --------   -------         -------

       Balances at December 31, 1993          7,500     4,376    (9,793)          2,083

       Net income                                 -         -    16,619          16,619
                                             ------  --------   -------         -------

       Balances at December 31, 1994         $7,500     4,376     6,826          18,702
                                             ======  ========   =======         =======

       The accompanying notes are an integral part of these consolidated financial statements.

                     THOMASVILLE FURNITURE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1994, 1993 and 1992
                                 (In thousands)

                                                          1994       1993      1992
                                                        ---------  --------  --------
Cash flows from operating activities:
 Net income (loss)                                      $ 16,619     8,748   (19,076)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
   Depreciation of property, plant and equipment          11,948    11,510    11,727
   Amortization of other assets, principally
    intangibles                                              257     1,493     1,212
   Additions to other assets                                (461)        -      (711)
   Deferred taxes                                         (2,439)   (2,419)   (2,968)
   Other liabilities                                       1,941     3,037     2,654
   Gain on sale of property, plant and equipment             (55)   (2,403)      (35)
   Cumulative effects of changes in accounting
    principles                                                  -         -    15,687
   Changes in current assets and liabilities:
    Trade notes and accounts receivable                   (13,710)    1,633    (3,967)
    Inventories                                             2,425       131      (213)
    Prepaid expenses                                         (225)     (220)      (44)
    Notes payable to banks                                    (43)     (242)       18
    Trade accounts payable                                 14,891     2,187       336
    Income taxes payable                                      651     3,092      (698)
    Accrued expenses and other current liabilities          2,401     3,092     4,315
                                                         --------   -------   -------

     Net cash provided by operating activities             34,200    29,639     8,237
                                                         --------   -------   -------

Cash flows from investing activities:
 Proceeds from sale of property, plant and equipment         126     4,295     1,885
 Additions to property, plant and equipment              (14,091)  (10,035)   (8,320)
                                                         --------   -------   -------

     Net cash used in investing activities               (13,965)   (5,740)   (6,435)
                                                         --------   -------   -------

Cash flows from financing activities:
 Proceeds from issuance of long-term debt                      -         -       666
 Principal payments on long-term debt                          -      (994)        -
 Free cash flow transferred to Armstrong                 (20,775)  (22,231)   (2,567)

Net cash used in financing activities                    (20,775)  (23,225)   (1,901)

Net increase (decrease) in cash and

cash equivalents                                            (540)      674       (99)

Cash and cash equivalents at beginning of year               700        26       125
                                                         --------   -------   -------

Cash and cash equivalents at end of year                 $    160       700        26
                                                         ========   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1994, 1993 and 1992

                          (All amounts in thousands)



(1)    General Information and Basis of Presentation
       ---------------------------------------------

       Thomasville Furniture Industries, Inc. (TFI) (also the "Company") is a wholly-owned subsidiary of Armstrong Enterprises, Inc. ("Enterprises"), a wholly-owned subsidiary of Armstrong World Industries, Inc. ("Armstrong"). The Company was reincorporated in Pennsylvania on April 7, 1995, and all data has been adjusted to reflect the changes in the Company's capital structure affected in such reincorporation.

       The Company operates in one business segment, the manufacture and distribution of furniture, related components and accessories. The Company distributes its products through retailers of residential furniture, including furniture specialty stores, mass merchants and department stores.

       The accompanying consolidated financial statements are presented as if the Company had existed as a corporation separate from Armstrong during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Company's operations. All material intercompany transactions have been eliminated. For the periods presented, certain expenses reflected in the financial statements include allocations of certain corporate expenses from Armstrong. These allocations include expenses for general management, treasury, legal, benefits administration, insurance, tax compliance and other miscellaneous services. The allocation of expenses was generally based on actual costs incurred.

       Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been or will be incurred by the Company on a stand-alone basis. Also, the financial information included in the financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations and cash flows would have been if the Company had been a separate stand-alone

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       company during the periods presented.

       The Company participates in Armstrong's centralized cash management program, pursuant to which cash receipts are remitted to Armstrong and cash disbursements are funded by Armstrong, with Armstrong retaining any excess cash.

 (2)   Summary of Significant Accounting Policies
       ------------------------------------------

       PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the financial statements of Thomasville Furniture Industries, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

       INVENTORIES

       Inventories are stated at the lower of cost or market. In 1994 and 1993, approximately 77% of the Company's inventories are valued using the last-in, first-out (LIFO) cost method, which is not in excess of market. All other inventories in 1994 and 1993 are valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value).

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are stated at cost. Depreciation on plant and equipment is generally calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

               Buildings                 20 to 50 years
               Machinery and equipment    3 to 15 years

       Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss recorded in other income (expense).

       INTANGIBLE ASSETS

       Intangible assets consist principally of values assigned to trade names and goodwill, which represent the excess of purchase price over fair value of net assets acquired. These assets are being amortized on a straight-line method over the expected periods to be benefited, generally 2 to 25 years. The Company assesses the recoverability of these intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of intangible assets impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

       RESEARCH AND DEVELOPMENT

       Research and development costs are expensed as incurred. Research and development costs amounted to $11, $290 and nil in 1994, 1993 and 1992, respectively.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       INCOME TAXES

       Effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards SFAS 109, Accounting for Income Taxes. Prior to the year ended December 31, 1992, the Company followed the provisions of SFAS 96, Accounting for Income Taxes. The cumulative effect of that change in the method of accounting for income taxes was not material to the 1992 consolidated statement of operations. Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       REVENUE RECOGNITION AND RELATED RECEIVABLES

       The Company's only line of business is the manufacture and sale of furniture, related components and accessories. Sales are recognized when products are shipped and invoiced to customers. Monthly provision is made for doubtful receivables, returns and allowances and discounts.

       Substantially all of the Company's trade notes and accounts receivable are due from retailers of residential furniture. The Company grants credit to customers, the majority of which are located in the United States. Management performs credit evaluations of the Company's customers and generally does not require collateral. See note 3 for discussions of significant customers and concentration of credit risk.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       EARNINGS PER SHARE

       Earnings per share are presented assuming the Company's current capital structure of 7,500,000 common shares outstanding after the reincorporation discussed above had been in place for all periods presented.

       PENSION AND OTHER POSTRETIREMENT PLANS

       The Company participates in a defined benefit pension plan of Armstrong covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the five years before retirement. Company practice is to fund the actuarially determined current service cost and the amounts necessary to amortize prior service obligations over 15 years, but not in excess of the full funding limitations.

       The Company also participates in Armstrong plans that provide for medical and life insurance benefits to eligible employees when they retire from active service. The Company funds these benefit costs primarily on a pay-as-you-go basis, with the retiree paying a portion of the cost for health care through deductibles and contributions.
       Effective January 1, 1992, the Company adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other than Pensions, which recognizes the estimated future costs of providing retiree health care and other postretirement benefits over the service life of the employee. Prior to 1992, the Company recognized these benefits on the pay-as-you-go method (i.e., cash basis). The cumulative effect of the change in method of accounting for postretirement benefits other than pensions is reported in the 1992 consolidated statement of operations.

       POSTEMPLOYMENT BENEFITS

       Armstrong provides certain postemployment benefits to former and inactive employees of the Company and their dependents following employment but before retirement. Prior to 1992, the Company

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       recognized these benefit costs on the pay-as-you-go method (i.e., cash basis). Effective January 1, 1992, the Company adopted SFAS 112, Employers' Accounting for Postemployment Benefits, which recognizes the estimated future costs of providing postemployment benefits on an accrual basis over the active service life of the employee. The cumulative effect of the change in method of accounting for postemployment benefits other than pensions is reported in the 1992 consolidated statement of operations.

(3)    Trade Notes and Accounts Receivable
       -----------------------------------

       Trade notes and accounts receivable consist of:


                                               December 31,
                                             ---------------
                                              1994     1993
                                             -------  ------
Trade receivables                            $75,186  59,526

Notes receivable                               7,684   6,670
                                             -------  ------

                                              82,870  66,196

Allowance for doubtful accounts, returns
  and allowances, and discounts               11,870   8,906
                                             -------  ------

                                             $71,000  57,290
                                             =======  ======

            No single customer accounted for more than 5% of net sales in 1994, 1993 and 1992.

            Periodically, the Company will grant certain customers, critical to key geographic markets, extended terms by rolling trade receivable balances into notes receivable. These customers are believed to be highly leveraged. Included in trade notes and accounts receivable is one such customer with an aggregate balance of approximately $9 million. Management carefully reviews each of these situations and provides an allowance when accounts are determined to be uncollectable.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       The carrying amounts of notes receivable approximates market because the interest rates reflect current market rates at which similar types notes would be made to borrowers with similar credit ratings and for the same remaining maturities.

(4)         Inventories
            -----------

            A summary of inventories follows:

                                             December 31,
                                           ----------------

                                             1994     1993
                                           -------   ------

Inventories on the FIFO cost method:

  Raw materials and purchased parts        $55,139   43,882

  Work in process                           17,400   16,350

  Finished goods                            52,127   65,442
                                           -------   ------

  Total inventories on FIFO
    cost method                            124,666  125,674



Less adjustments of certain
  inventories to the
  LIFO cost method                         (59,892) (58,475)
                                          --------  -------

                                          $ 64,774   67,199
                                          ========  =======

          During 1994 and 1993, LIFO layers were reduced. This reduction resulted in charging lower inventory costs prevailing in previous years to costs of goods sold, reducing cost of goods sold by approximately $1,100 in 1994 and $86 in 1993 below the amount that would have resulted from liquidating inventory at current year costs.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)       Property, Plant and Equipment
          -----------------------------

          A summary of property, plant, and equipment follows:



                                December 31,
                             -------------------

                                1994      1993
                             --------    -------

[S]                          [C]         [C]
Land                         $  4,694      4,441

 Buildings                     84,424     80,371

 Machinery and equipment      144,247    135,591

 Construction in progress       3,315      3,328
                            ---------   --------

                              236,680    223,731

Less accumulated
  depreciation               (133,146)  (122,269)
                            ---------   --------
  Net property, plant
    and equipment           $ 103,534    101,462
                            =========   ========

          Rental expense under cancelable and noncancelable lease arrangements was $948 in 1994, $850 in 1993 and $730 in 1992. At the present time, the Company has no significant noncancelable operating leases (with initial or remaining lease terms in excess of one year).

          Capital lease arrangements are not significant to the consolidated financial statements.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)    Intangibles and Other Assets, Net
       ---------------------------------

       A summary of intangible and other assets follows:


                                      December 31,
                                    ----------------
                                      1994    1993
                                    -------   ------
Trade names                         $ 1,367    6,340

Goodwill                              4,084    4,234

Other                                 1,454      993
                                    -------   ------

                                      6,905   11,567
Less accumulated amortization        (1,623)  (6,489)
                                    -------   ------
Net intangible and other assets     $ 5,282    5,078
                                    =======   ======

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(7)    Accrued Expenses and Other Current Liabilities
       ----------------------------------------------

       A summary of accrued expenses and other current liabilities follows:

                                  December 31,
                                -----------------
                                  1994      1993
                                ---------  ------

Compensation and benefits        $18,341   13,360
Accrued advertising                1,762    1,116
Amounts payable to Armstrong        (402)   2,797
Other                              2,313    2,340
                                 -------   ------
                                 $22,014   19,613
                                 =======   ======

(8)       Notes Payable to Armstrong, Net
          -------------------------------

          A summary of notes payable to Armstrong, net follows:

                                        December 31,
                                     ------------------
                                       1994      1993
                                     ---------  -------
  Notes payable to Armstrong Cork
 Finance Company                      $227,352  213,913
Notes receivable from Armstrong         91,653   57,439
                                      --------  -------
                                      $135,699  156,474
                                      ========  =======

       The above notes bear interest at prime (8.5% at December 31, 1994), and are payable on demand and are part of the Armstrong centralized cash management program. Armstrong has committed to not making demands on the notes at any time during fiscal 1995. Accordingly, the notes are not classified as current. Net interest paid during 1994, 1993 and 1992 related to these notes totaled $10,628, $9,688 and $11,326, respectively.

(9)    Long-term Debt
       --------------

       Long-term debt at December 31, 1994 and 1993 consists of $8,000 of variable rate Industrial Development Revenue Bonds, of Fluvanna County, Virginia with principal due November 1, 2005. These bonds are secured by a letter of credit

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       issued by Armstrong as well as by certain property, plant and equipment with a depreciated cost of approximately $3,600 at December 31,1994.

       Interest on the bonds is payable monthly and is determined on a weekly basis by the bonds' remarketing agent (bank) using the lowest rate required to sell these tax exempt securities. The effective rate at December 31, 1994 was approximately 4%.

       The carrying amount of these bonds approximate fair value because the variable rate reflects current market rates for bonds with similar maturities and credit quality.

       Interest paid during 1994, 1993 and 1992 related to these bonds totalled $241, $214 and $243, respectively, including annual amortization of closing cost of $5 each year. The Company paid additional interest of $93, $30 and $42 in 1994, 1993 and 1992, respectively, related primarily to miscellaneous state tax assessments and other finance charges.

(10)   Other Liabilities
       -----------------

       A summary of other liabilities follows:

                                                         December 31,
                                                   ----------------------
                                                     1994           1993
                                                   -------         ------
Postretirement benefits                            $27,149         25,563
Postemployment benefits                              1,290          1,898
Deferred compensation                                4,263          3,300
Deferred vacation pay                                  949            949
                                                   -------         ------
                                                   $33,651         31,710
                                                   =======         ======

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11)      Income Taxes
          ------------

          Income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 was allocated as follows:

                                                            Year ended December 31,
                                                         ----------------------------
                                                           1994       1993      1992
                                                         -------     ------    ------
  Income (loss) before cumulative effects of
   changes in accounting principle                       $11,011      6,493       (29)
  Cumulative effects of changes in accounting
   for postretirement benefits other than
   pensions and postemployment benefits                        -          -    (8,081)
                                                         -------     ------    ------
                                                         $11,011      6,493    (8,110)
                                                         =======     ======    ======

Components of income tax expense are as follows:

                                                            Year ended December 31,
                                                         ----------------------------
                                                           1994       1993      1992
                                                         -------     ------   -------
 Current:
   U.S. Federal                                          $11,645      7,533     2,482
   State and local                                         1,805      1,379       457
                                                         -------     ------   -------
                                                          13,450      8,912     2,939
                                                         =======     ======   =======
 Deferred:
   U.S. Federal                                           (2,439)    (2,419)  (11,049)
   State and local                                             -          -         -
                                                         -------     ------   -------
                                                         $(2,439)    (2,419)  (11,049)
                                                         =======     ======   =======
 Total
   U.S. Federal                                            9,206      5,114    (8,567)
   State and local                                         1,805      1,379       457
                                                         -------     ------   -------
                                                         $11,011      6,493    (8,110)
                                                         =======     ======   =======

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       The following schedule summarizes the differences between income taxes at the federal income tax rates and the effective income tax rate reflected in the financial statements:

                                                        Year ended December 31,
                                                        -----------------------
                                                        1994     1993      1992
                                                        ----     ----     -----
Federal income tax rate                                 35.0%    35.0%    (34.0%)
State income taxes, net of federal
 income tax benefit                                      4.2      5.9       1.1
Other                                                     .6      1.7       3.1
                                                        ----     ----     -----
                                                        39.8%    42.6%    (29.8%)
                                                        ====     ====     =====

            The tax effects of temporary differences that give the rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                 December 31,
                                              ------------------
                                                1994      1993
                                              ---------  -------
 Deferred tax assets:
    Accounts receivable principally due to
allowance for doubtful accounts                $ 4,155    3,117

    Compensation, postretirement and
post employment benefits                        14,027   12,814

    Liabilities and reserve                      1,222    1,204
    Other                                          521      430
                                               -------   ------

  Total gross deferred tax assets               19,925   17,565

  Less valuation allowance                           -        -
                                               -------   ------

Net deferred tax assets                         19,925   17,565
                                               -------   ------

  Deferred tax liabilities:
   Plant and equipment, principally due
to differences in depreciation and
capitalized interest                            (9,100)  (9,179)
                                               -------   ------

  Net deferred tax asset                       $10,825    8,386
                                               =======   ======

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Taxable income for the years ended December 31, 1994 and 1993 was $33,045 and $23,185 respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, so that no valuation allowance is necessary at December 31, 1994.

       As discussed in note 2, the Company adopted SFAS 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes as of January 1, 1992 and the effect on income (loss) before cumulative effect of changes in accounting principles for the year ended December 31, 1992 were not significant. Armstrong files a consolidated Federal income tax return with its subsidiaries, including the Company. Pursuant to a tax sharing agreement with its parent, the Company is responsible for its separate state and local taxes on a current basis, and remits to Armstrong Federal tax on its book income at the statutory Federal rate, and similarly receives a benefit from the Parent on its separate book losses. During 1992, Armstrong instructed the Company to remove all deferred state income taxes as a result of state tax planning measures implemented by the parent company. This change increased the 1992 tax benefit by approximately $539.

       Income taxes paid, net of income tax refunds, were $12,925 in 1994, $5,821 in 1993 and $3,628 in 1992.

(12)   Pension Benefits
       ----------------

       Prior to 1994, the Company had a defined benefit plan for hourly employees and also participated in an Armstrong defined benefit plan for salaried employees. Effective at the start of 1994, the hourly plan merged with Armstrong's defined benefit plan for salaried employees to create one plan covering substantially all employees.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Generally, the Company's practice is to fund the actuarially determined current service costs and the amounts necessary to amortize prior service obligations over periods ranging up to 30 years, but not in excess of the full funding limitation. There were no contributions made in 1994 and 1993 due to the full funding limitation.

       Net pension cost of the Company for 1994, 1993 and 1992 included the following components:

                                     Year ended December 31,
                                   ----------------------------
                                     1994       1993     1992
                                   ---------  --------  -------
Service cost-benefits earned
   during the period               $  2,949     2,814    2,686
 Interest cost on projected
   benefit obligation                 5,224     5,208    4,860
  Actual return on plan assets        5,246   (17,133)  (7,526)
  Net amortization and deferral     (12,279)   10,880    1,556
                                   --------   -------   ------
  Net pension cost                 $  1,140     1,769    1,576
                                   ========   =======   ======

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       The funded status of the Company's portion of the defined-benefit pension plan is presented in the following table:

                                                            December 31,
                                                   ------------------------------
                                                      1994       1993      1992
                                                   ----------  --------  --------

Actuarial present value of benefit obligations:

Vested benefit obligation                           $(63,301)  (66,508)  (57,811)
                                                    ========   =======   =======

Accumulated benefit obligation                      $(66,750)  (72,299)  (63,329)
                                                    ========   =======   =======

Projected benefit obligation for
 services rendered to date                           (76,688)  (80,901)  (72,589)
Plan assets at fair value                             92,951   102,834    89,920
                                                    --------   -------   -------
Plan assets in excess of projected
 benefit obligations                                  16,263    21,933    17,331
Unrecognized transition asset                         (3,747)   (4,347)   (4,947)
Unrecognized prior service cost                        3,081     3,464     3,847
Unrecognized net gain - experience
 different from assumptions                          (20,760)  (25,073)  (18,631)
                                                    --------   -------   -------
Accrued pension cost                                $ (5,163)   (4,023)   (2,400)
                                                    ========   =======   =======

          Rates used in determining the actuarial present value of the projected benefit obligation at the end of 1994, 1993, and 1992 are: (1) the discount rate or the assumed rate at which the pension benefits could be effectively settled, 8.00% in 1994, 7.00% in 1993 and 7.25% in 1992; and
       (2) the compensation rate or the long-term rate at which compensation is expected to increase as a result of inflation, promotions, seniority and other factors, 4.75% in 1994, 1993 and 1992; and (3) the expected long-term rate of return on assets was 8.25% in 1994, 1993 and 1992.

          The Company also provides a deferred compensation plan for its commissioned sales representatives whereby a participant can defer 5%-25% of his annual compensation. Participants in the plan, which is a nonqualified defined contribution retirement plan, must meet certain minimum compensation levels and have completed one year of continuous service with the Company. Contributions are kept in the Company for investment in the business. Participant balances are credited with interest monthly at the published one-year certificate of deposit rate. Benefits are payable in lump sum at the end of the month after the participant terminates from active service.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Deferred compensation interest expense for 1994, 1993 and 1992 amounted to $247, $100 and $116, respectively. The deferred compensation liability at December 31, 1994 and 1993 amounted to $4,263 and $3,300, respectively.

 (13)  Other Postretirement Benefit Plans
       ----------------------------------

       The Company participates in Armstrong plans that provides for medical and life insurance benefits to eligible employees when they retire from active service. The Company funds these benefit costs primarily on a pay-as-you-go basis, with the retiree paying a portion of the cost for health-care benefits through deductibles and contributions. In 1992, the Company adopted SFAS No. 106 and elected to immediately recognize the cumulative effect of the change in accounting for postretirement benefits of $21,938 ($14,479 after tax). Under this standard total retiree health care and life insurance expense for the Company was $2,736 in 1994, $2,822 in 1993 and $2,919 in 1992, and included the following components:

                                                         Year ended December 31,
                                                         ----------------------
                                                          1994     1993   1992
                                                         -------  ------  -----
  Service cost of benefits earned
    during the year                                      $   917     979  1,138
  Interest cost on accumulated
    postretirement benefit obligations                     1,819   1,843  1,781
                                                         -------  ------  -----

     Postretirement benefit cost                         $ 2,736   2,822  2,919
                                                         =======  ======  =====

The following table sets forth the status of the Company's portion of the benefit plans at December 31:
                                                           1994          1993
                                                         -------        ------
 Retirees                                                $ 3,348         4,011
 Fully eligible active plan participants                   6,212         6,300
 Other active plan participants                           14,702        13,415
                                                         -------        ------
 Total accumulated postretirement
   benefit obligation (APBO)                              24,262        23,726
 Unrecognized net gain                                     2,887         1,837
                                                         -------        ------
     Accrued postretirement benefit cost                 $27,149        25,563
                                                         =======        ======

       The APBO at December 31, 1994 was determined utilizing a discount rate of 8.25% and a compensation rate of 5.25%. The discount and compensation rates used in determining the APBO at December 31, 1993 were 7.76% and 4.75%, respectively. The assumed health care cost trend rate used to measure the APBO was 14% in 1992, decreasing 1%

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       per year to an ultimate rate of 6% by the year 2000. Increasing the assumed health care cost trend rates by one point in each year would have resulted in an increase in the accumulated postretirement benefit obligation as of December 31, 1994 of approximately $2,302 and an increase in the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for fiscal year 1994 of approximately $346.

       Armstrong provides certain postemployment benefits to eligible employees of the Company. These benefits are provided to former or inactive employees and their dependents during the time period following employment but before retirement. In 1992, the Company adopted SFAS No. 112 and elected to immediately recognize the cumulative effect of the change in accounting for benefits of $1,830 ($1,208 after tax). In 1994, the Company recorded a postemployment benefit credit of $87, including a $525 gain related to the qualification in 1994 of long-term disabled employees for primary medical coverage under Medicare. Postemployment benefit expense was $574 in 1993 and $593 in 1992.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 (14)  Related Party Transactions
       --------------------------

       A summary of various income and expense allocations from Armstrong follows:

                                  Year ended December 31,
                                 -------------------------
                                   1994     1993     1992
                                 -------   ------   ------
Interest expense                 $15,472   12,227   12,412
Interest income                   (4,844)  (2,589)  (1,086)
Bank service charges                 182      223      235
General insurance                  1,052      847      867
Workmans compensation              1,692    2,507    2,090
Legal and audit fees                 127      174      235
Share-in-success deductions        1,649    1,577    1,597
Restructuring expense                763      556    1,602
Marketing research                    58      156      108
Medical VEBA                       2,400        -        -
Deferred compensation                181       84       76
Federal and state income tax      12,582    5,612    3,496
Other, net                           653      637    1,277
                                 -------   ------   ------

                                 $31,967   22,011   22,909
                                 =======   ======   ======

(15)   Restructuring Charges
       ---------------------

       Restructuring charges amounted to $1,000 in 1994 compared with similar charges of $582 in 1993 and $4,768 in 1992.

       The 1994 and 1993 charges were primarily the result of accruals for severance and special retirement incentives associated with the elimination of employee positions. The 1993 charges also include a write-down of certain assets of approximately $200 at the Company's Hickory operations.

       The 1992 charges relate primarily to the Company's closing of operations and severance and special retirement incentives associated with the elimination of employee positions.

                    THOMASVILLE FURNITURE INDUSTRIES, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16)   Environmental Matters
       ---------------------

       On April 21, 1987, the Company was notified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 that the United States Environmental Protection Agency (USEPA) considered the Company and others potentially liable with regard to threatened releases of hazardous substances at the Buckingham County Landfill in Buckingham County, Virginia. The Company allegedly disposed of flammable hazardous waste at the Buckingham County Landfill, supposedly transported from its manufacturing facilities in Appomattox and Brookneal, Virginia. On January 15, 1991, the Company and other potentially responsible parties ("PRPs") agreed through an Administrative Order on Consent with USEPA to conduct a Remedial Investigation/Feasibility Study ("RI/FS") to investigate contamination at the site.

       The RI/FS was completed in March, 1993. USEPA issued a proposed preliminary remedial action plan for the site in May, 1993, and a revised plan in November, 1993. The final Record of Decision ("ROD") was issued on September 30, 1994. Engineers retained by the Company and the other PRPs have estimated that implementation of the preferred remedy described in the ROD would cost approximately $2.2 million. In the event of significant migration of groundwater contaminants, the engineers have estimated that other prescribed remedies could cost between $2.2 million and $11.0 million depending on the treatment required. Based on current information, the Company is allegedly responsible for 84%, volumetrically measured, of the hazardous waste taken to the landfill, and thus could be responsible for up to that percentage of clean-up costs. The Company is pursuing an investigation to determine if that percentage should be lowered.

       The Company has $2,000 accrued for environmental liabilities at December 31, 1994. Total charges relating to environmental matters were $429 in 1994, $4,379 in 1993 and $2,138 in 1992.

(17)   Legal Proceedings
       -----------------

       The Company is from time to time involved in routine litigation incidental to the conduct of its business. The Company believes that no currently pending litigation to which it is a party will have a material adverse effect on its financial position or results of operations.

                     THOMASVILLE FURNITURE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Nine Months Ended September 30, 1995 and 1994
                     (In thousands, except per share data)
                                  (unaudited)

                                                   1995       1994
                                                ----------  --------

Net sales                                        $408,282   385,141
Cost of goods sold                                327,338   308,870
                                                 --------   -------

 Gross profit                                      80,944    76,271

Selling, general and administrative expenses       53,664    51,378
                                                 --------   -------

 Income from operations                            27,280    24,893

Other income (expenses):
 Interest expense                                  (9,855)   (8,138)
 Interest income                                      204       350
 Other income, net of expenses                      1,271       376
                                                 --------   -------
                                                   (8,380)   (7,412)
                                                 --------   -------

 Income before income taxes                        18,900    17,481

Income taxes                                        6,561     6,786
                                                 --------   -------

  Net income                                     $ 12,339    10,695
                                                 ========   =======
Earnings per share:

  Net income per share                           $   1.65      1.43
                                                 ========   =======

                     THOMASVILLE FURNITURE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             September 30, 1995 (unaudited) and December 31, 1994
                     (In thousands, except per share data)


                                     ASSETS
                                                             1995         1994
                                                           --------     -------
Current assets:
  Cash                                                     $    594         160
  Trade notes and accounts receivable, less allowance
   for doubtful accounts, returns and allowances,
   and discounts of $13,843 in 1995 and $11,870 in 1994      73,412      71,000
  Inventories                                                64,612      64,774
  Deferred taxes                                              8,189       8,189
  Prepaid expenses                                                -         452
                                                           --------     -------
  Total current assets                                      146,807     144,575
                                                           --------     -------
Property, plant and equipment, net                          105,211     103,534
Deferred taxes                                                2,636       2,636
Intangible and other assets, net                              5,167       5,282
                                                           --------     -------

                                                           $259,821     256,027
                                                           ========     =======

                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable                                   $ 19,340      33,517
  Income taxes payable                                        3,706       4,444
  Accrued expenses and other current liabilities             25,017      22,014
                                                           --------     -------
  Total current liabilities                                  48,063      59,975
Notes payable to Armstrong, net                             134,461     135,699
Long-term debt                                                8,000       8,000
Other liabilities                                            38,256      33,651
                                                           --------     -------
  Total liabilities                                         228,780     237,325
                                                           --------     -------
Shareholder's equity:
  Common stock: $1 par value.  Authorized
   14 million shares, 7.5 million shares issued
    and outstanding                                           7,500       7,500
  Contributed capital                                         4,376       4,376
  Retained earnings                                          19,165       6,826
                                                           --------     -------
  Total shareholder's equity                                 31,041      18,702

Commitments and contingencies
                                                           --------     -------
                                                           $259,821     256,027
                                                           ========     =======

                    THOMASVILLE FURNITURE INDUSTRIES, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Nine Months Ended September 30, 1995 and 1994
                                (In thousands)
                                  (unaudited)

                                                           1995       1994
                                                         ---------  --------
Cash flows from operating activities:
 Net income                                              $ 12,339    10,695
  Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation of property, plant and equipment             9,282     8,971
  Amortization of other assets, principally
  intangibles                                                 193       191
  Additions to other assets                                   (78)      (68)
  Other liabilities                                         4,605     1,837
  Gain on sale of property, plant and equipment               (94)      (35)
  Changes in current assets and liabilities:
  Trade notes and accounts receivable                      (2,412)  (16,746)
  Inventories                                                 162     5,117
  Prepaid expenses                                            452       227
  Notes payable to banks                                        -       (38)
  Trade accounts payable                                  (14,177)   (2,241)
  Income taxes payable                                       (738)     (475)
  Accrued expenses and other current liabilities            3,003    15,526
                                                         --------   -------
  Net cash provided by operating activities                12,537    22,961
                                                         --------   -------

Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment         150        83
  Additions to property, plant and equipment              (11,015)   (9,942)
                                                         --------   -------
  Net cash used in investing activities                   (10,865)   (9,859)
                                                         --------   -------

Cash flows from financing activities:
  Free cash flow transferred to Armstrong                  (1,238)  (13,533)
  Net cash used in financing activities                    (1,238)  (13,533)
  Net increase (decrease) in cash and
  cash equivalents                                            434      (431)

Cash and cash equivalents at beginning of period              160       700
                                                         --------   -------
Cash and cash equivalents at end of period               $    594       269
                                                         ========   =======


                    THOMASVILLE FURNITURE INDUSTRIES, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1995 and 1994
                                (In thousands)
                                  (Unaudited)

(1)  Basis of Presentation
     ---------------------

     The consolidated financial information included herein is unaudited; however, such information reflects all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The results of operations for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

     The accompanying consolidated financial statements are presented as if Thomasville Furniture Industries, Inc. (the Company) had existed as a corporation separate from Armstrong World Industries, Inc. (Armstrong) during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Company's operations. All material intercompany transactions have been eliminated. For the periods presented, certain expenses reflected in the financial statements include allocations of certain corporate expenses from Armstrong. These allocations include expenses for general management, treasury, legal, benefits administration, insurance, tax compliance and other miscellaneous services. The allocation of expenses was generally based on actual costs incurred.

     Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been or will be incurred by the Company on a stand-alone basis. Also, the financial information included in the financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations and cash flows would have been if the Company had been a separate stand-alone company during the periods presented.

     The Company participates in Armstrong's centralized cash management program, pursuant to which cash receipts are remitted to Armstrong and cash disbursements are funded by Armstrong, with Armstrong retaining any excess cash.

(2)  Inventories
     -----------

  A summary of inventories follows:

                                                     September 30,  December 31,
                                                         1995         1994
                                                       --------      -------
 Inventories on the FIFO cost method:
Raw materials and purchased parts                      $ 50,288       55,139
Work in process                                          15,661       17,400
Finished goods                                           58,595       52,127
                                                       --------      -------
Total inventories on FIFO cost method                   124,544      124,666
 Less adjustments of certain inventories to the
   LIFO cost method                                     (59,932)     (59,892)
                                                       --------      -------
                                                       $ 64,612       64,774
                                                       ========      =======

                    THOMASVILLE FURNITURE INDUSTRIES, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

(3)  Earnings Per Share
     ------------------

     The Company was reincorporated in Pennsylvania on April 7, 1995, and all data has been adjusted to reflect the changes in the Company's capital structure affected in such reincorporation. Earnings per share are presented assuming the Company's current capital structure of 7,500,000 common shares outstanding after the reincorporation discussed above had been in place for all periods presented.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma consolidated financial information reflects the acquisition of Thomasville, which was consummated on December 29, 1995, and the incurrence of indebtedness by the Company in connection therewith and in connection with the refinancing of a portion of the Company's then-existing indebtedness, as of the beginning of the period presented for pro forma statements of operations purposes and on September 30, 1995 for pro forma balance sheet purposes. This information is presented for comparative purposes only and is not necessarily indicative of the combined results of operations in the future or of what the combined results of operations would have been if the foregoing transactions had actually been consummated as of such dates. In addition, the unaudited pro forma consolidated statements of operations do not give effect to profit improvement opportunities, if any, which may be realized by the Company as a result of the acquisition of Thomasville. The unaudited pro forma consolidated financial information should be read in connection with the historical financial statements of the Company.

  The pro forma financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the Thomasville acquisition to its respective assets and liabilities based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma consolidated financial statements after valuations and other studies to be performed pursuant to post-closing adjustments related to the acquisition have been completed. Actual amounts allocated will be based upon the estimated fair values at the time of the acquisition.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                         SEPTEMBER 30, 1995
                          -----------------------------------------------------
                                HISTORICAL        THOMASVILLE ACQUISITION
                          ----------------------- -----------------------------
                                                   PRO FORMA
                          THE COMPANY THOMASVILLE ADJUSTMENTS       PRO FORMA
                          ----------- ----------- ------------     ------------
                                           (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash
  equivalents...........   $ 61,375    $    594    $   (33,500)(a) $     28,469
 Receivables............    206,355      73,412            --           279,767
 Inventories............    157,417      64,612         54,867 (b)      276,896
 Prepaid expenses and
  other current assets..     12,727       8,189         (8,189)(c)       12,727
                           --------    --------    -----------     ------------
 Total current assets...    437,874     146,807         13,178          597,859
Net property, plant and
 equipment..............    172,470     105,211         10,048 (d)      287,729
Reorganization value in
 excess of amounts
 allocable to
 identifiable assets,
 net....................    122,936         --             --           122,936
Trademarks and trade
 names, net.............    144,412         --             --           144,412
Excess of cost over net
 assets acquired........        --          --         105,834 (e)      105,834
Other assets............     18,752       7,803         (9,310)(f)
                                                        13,450 (g)
                                                        (3,635)(h)
                                                        (2,636)(c)       24,424
                           --------    --------    -----------     ------------
                           $896,444    $259,821    $   126,929     $  1,283,194
                           ========    ========    ===========     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current maturities of
  long-term debt........   $ 21,066    $    --     $   (19,444)(i) $
                                                        17,000 (i)       18,622
 Accrued interest
  expense...............      2,843         --             --             2,843
 Accounts payable and
  other accrued
  expenses..............     97,413      44,357        (15,522)(c)
                                                         2,500 (j)      128,748
 Income taxes...........      3,868       3,706         (3,706)(c)
                                                        (3,561)(f)          307
                           --------    --------    -----------     ------------
 Total current
  liabilities...........    125,190      48,063        (22,733)         150,520
Long-term debt, less
 current maturities.....    381,312       8,000       (243,056)(i)
                                                       559,000 (i)      705,256
Other long-term
 liabilities............     97,748      38,256         (5,031)(c)
                                                        10,000 (k)      140,973
Notes payable--
 affiliates.............        --      134,461       (134,461)(c)          --
Shareholders' equity:
 Common stock...........     50,120       7,500         (7,500)(l)       50,120
 Paid-in capital........    218,154       4,376         (4,376)(l)      218,154
 Retained earnings......     23,920      19,165        (19,165)(l)
                                                        (5,749)(f)       18,171
                           --------    --------    -----------     ------------
 Total shareholders'
  equity................    292,194      31,041        (36,790)         286,445
                           --------    --------    -----------     ------------
                           $896,444    $259,821    $   126,929     $  1,283,194
                           ========    ========    ===========     ============

--------
(a) Adjusted to reflect the cash used by the Company to finance the acquisition of Thomasville.
(b) Adjusted to reflect Thomasville's inventory at estimated fair value.
(c) Adjusted to reflect the elimination of certain historical Thomasville assets not acquired and liabilities not assumed by the Company in the acquisition of Thomasville.
(d) Adjusted to reflect the estimated fair value of property, plant and equipment of Thomasville pursuant to the acquisition of Thomasville.
(e) Adjusted to reflect the excess of cost over net assets of Thomasville acquired by the Company. The acquisition of Thomasville was accounted for under the purchase method of accounting.
(f) Adjusted to reflect the write-off of deferred debt costs related to the Company's old secured credit agreement, net of income tax benefits of $3,561.
(g) Adjusted to reflect deferred debt costs attributable to the Company's new secured credit agreement and amended receivables securitization facility.

(h) Adjusted to reflect the elimination of Thomasville's historical excess of cost over net assets acquired.
(i) Adjusted to reflect the repayment of the Company's old secured credit agreement and borrowings under the new secured credit agreement and amended receivables securitization facility in connection with the financing of the acquisition of Thomasville.
(j) Adjusted to reflect the accrual of certain fees and expenses incurred in connection with the Company's acquisition of Thomasville.
(k) Adjusted to reflect the estimated projected benefit obligation exceeding the accumulated benefit obligation related to the Thomasville pension plan.
(l) Adjusted to reflect the elimination of the shareholder's equity of Thomasville that existed prior to the acquisition of Thomasville by the Company.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                              NINE MONTHS ENDED SEPTEMBER 30, 1995
                          --------------------------------------------------
                               HISTORICAL          THOMASVILLE ACQUISITION
                          ------------------------ -------------------------
                             THE                    PRO FORMA
                           COMPANY     THOMASVILLE ADJUSTMENTS    PRO FORMA
                          ---------    ----------- -----------   -----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............  $ 794,866     $ 408,282    $   --      $ 1,203,148
Costs and expenses:
 Cost of operations.....    562,479       318,801        --          881,280
 Selling, general and
  administrative
  expenses..............    149,101        52,726      2,700 (a)
                                                        (523)(b)     204,004
 Depreciation and
  amortization..........     28,387(i)      9,475       (193)(c)
                                                       1,984 (d)
                                                         754 (e)      40,407(i)
                          ---------     ---------    -------     -----------
Earnings from
 operations.............     54,899        27,280     (4,722)         77,457
Interest expense........     25,409         9,855      9,529 (f)      44,793
Other income (expense),
 net....................      3,352         1,475     (1,407)(g)       3,420
                          ---------     ---------    -------     -----------
Earnings before income
 tax expense............     32,842        18,900    (15,658)         36,084
Income tax expense......     13,416         6,561     (5,989)(h)      13,988
                          ---------     ---------    -------     -----------
Net earnings............  $  19,426     $  12,339    $(9,669)    $    22,096
                          =========     =========    =======     ===========
Net earnings per common
 share (fully diluted)..      $0.38(i)                                 $0.43(i)
                          =========                              ===========
Weighted average common
 and common equivalent
 shares outstanding (in
 thousands) (fully
 diluted)...............     51,404                                   51,404

--------
(a) Adjusted to reflect the estimated pension expense to the Company associated with the formation of the new Thomasville pension plan.

(b) Adjusted to reflect the reversal of expenses incurred by Thomasville for certain of its employee benefit plans, which were discontinued at the time of the acquisition by the Company.

(c) Adjusted to reverse the amortization of Thomasville's historical excess of cost over net assets acquired for the period prior to the acquisition of Thomasville by the Company.

(d) Adjusted to reflect the amortization of the excess of cost over net assets of Thomasville acquired by the Company.

(e) Adjusted to reflect increased depreciation expense to the Company resulting from recording property, plant and equipment of Thomasville at estimated fair value.

(f) Adjusted to reflect increased interest expense to the Company related to borrowings under the Company's new secured credit agreement and amended receivables securitization facility in connection with the acquisition of Thomasville.

(g) Adjusted to reflect reduction in interest income of the Company attributable to cash used by the Company to finance the Thomasville acquisition.

(h) Adjusted to record the income tax effect of all adjustments at a combined statutory rate of 38.25%.

(i) Includes $11,836 related to the 1992 asset revaluation. The impact of this item on net earnings and earnings per share is a reduction of $9,247 and $.18 per share, respectively.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                              TWELVE MONTHS ENDED DECEMBER 31, 1994
                         --------------------------------------------------------
                               HISTORICAL           THOMASVILLE ACQUISITION
                         -------------------------- -----------------------------
                                                     PRO FORMA
                         THE COMPANY    THOMASVILLE ADJUSTMENTS       PRO FORMA
                         -----------    ----------- ------------     ------------
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............... $1,072,696      $526,643    $      --       $  1,599,339
Costs and expenses:
  Cost of operations......  752,528       409,934           --          1,162,462
  Selling, general and
   administrative
   expenses...............  199,333        65,654         2,460 (a)
                                                          (280) (b)       267,167
 Restructuring charges..        --          1,000        (1,000)(c)           --
 Depreciation and
  amortization..........     35,776(j)     12,205          (257)(d)
                                                          2,646 (e)
                                                          1,005 (f)        51,375(j)
                         ----------      --------    ----------      ------------
Earnings from
 operations.............     85,059        37,850        (4,574)          118,335
Interest expense........     37,886        11,389        14,457 (g)        63,732
Other income (expense),
 net....................      1,668         1,169       (1,876) (h)           961
                         ----------      --------    ----------      ------------
Earnings before income
 tax expense............     48,841        27,630       (20,907)           55,564
Income tax expense......     20,908        11,011        (7,997)(i)        23,922
                         ----------      --------    ----------      ------------
Net earnings............ $   27,933      $ 16,619    $  (12,910)     $     31,642
                         ==========      ========    ==========      ============
Net earnings per common
 share (primary and
 fully diluted)          $     0.54(j)                               $       0.61(j)
                         ==========                                  ============
Weighted average common
 and common equivalent
 shares outstanding (in
 thousands) (fully
 diluted)...............     51,506                                        51,506

--------
(a) Adjusted to reflect the estimated pension expense to the Company associated with the formation of the new Thomasville pension plan.
(b) Adjusted to reflect the reversal of expenses incurred by Thomasville for certain of its employee benefit plans, which were discontinued at the time of the acquisition by the Company.
(c) Adjusted to reflect the reversal of Thomasville's nonrecurring restructuring charge of $1,000 in 1994 prior to the acquisition by the Company.
(d) Adjusted to reverse the amortization of Thomasville's historical excess of cost over net assets acquired for the period prior to the acquisition of Thomasville by the Company.
(e) Adjusted to reflect the amortization of the excess of cost over net assets of Thomasville acquired by the Company.
(f) Adjusted to reflect increased depreciation expense to the Company resulting from recording property, plant and equipment of Thomasville at estimated fair value.
(g) Adjusted to reflect increased interest expense to the Company related to borrowings under the Company's new secured credit agreement and amended receivables securitization facility in connection with the acquisition of Thomasville.
(h) Adjusted to reflect reduction in interest income of the Company attributable to cash used by the Company to finance the Thomasville acquisition.
(i) Adjusted to record the income tax effect of all adjustments at a combined statutory rate of 38.25%.
(j) Includes $16,900 related to the 1992 asset revaluation. The impact of this item on net earnings and earnings per share is a reduction of $13,051 and $.25 per share, respectively.

                                   SIGNATURE
                                   ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




January 16, 1996                    INTERCO INCORPORATED


                                    BY:  /s/ Steven W. Alstadt
                                         ----------------------------------
                                         Steven W. Alstadt
                                         Controller and Chief Accounting Officer

                                 EXHIBIT INDEX


23.  Independent Auditors' Consent